                                                                   Exhibit 10.78

                   [Calypte Biomedical Corporation Letterhead]



                                October 17, 2000

John J. DiPietro
5615 Morningside Drive
San Jose, CA  95138

         Re:      EXTENSION OF YOUR CONSULTING AGREEMENT WITH CALYPTE

Dear John:

         Upon your signature at the end of this letter where indicated, this letter will be a binding amendment to extend (the "EXTENSION") the Consulting Agreement between Calypte Biomedical Corporation ("CALYPTE") and you dated as of September 17, 1999 (the "CONSULTING AGREEMENT"), with respect to your provision of service as a consultant to Calypte as provided in this letter (the services described in Section 1 hereof are referred to herein as the "SERVICES"). This Extension shall be effective as of September 17, 2000 (the "EFFECTIVE DATE"). With the exception of the sections amended in their entirety below, all other sections of the Agreement will remain in effect until the termination of this Extension.

         1.       SERVICES.

                  (a) UPDATE TO LIST OF BASIC SERVICES; - AMENDMENT OF SECTION 1(A) OF THE CONSULTING AGREEMENT Subject to the terms and conditions of the Consulting Agreement, you shall continue to be retained by Calypte as a consultant to Calypte until terminated as provided herein, to provide up to an aggregate of sixteen (16) hours of Services per calendar month during the term hereof (or such additional hours as you may agree with Calypte as provided in Section 1(b) hereof), with travel time counted as one-half time (I.E., one hour of travel time will be counted as one-half hour of time spent consulting hereunder), with respect to (i) financial and operational matters and projects relating to Calypte's current and/or future products, (ii) assisting in the selection, recruitment and integration with Calypte of a Chief Financial Officer, (iii) assisting in the selection of a distributor for Calypte products in India; and (iv) assisting in the raising of additional capital funds for Calypte, all as may be requested from time to time during the term hereof orally or in writing by an officer (President, Chief Executive Officer, Chief Financial Officer, Vice President) or member of the Board. The number of hours spent by you hereunder as rendering Services to Calypte will be in addition to time you spend to discharge your customary duties as a Director of Calypte, including time to prepare for and attend meetings of the Board and of Board Committees upon which you serve, during such time as you are serving as a Director of Calypte. You will not receive any compensation hereunder for your services as a Director of Calypte, but will be entitled to such indemnification, stock, and/or stock

John J. DiPietro
September 22 1999 [SIC]
Page 2


options and other benefits from the Company as are made available from time to time by the Company to other Directors.


                  (b) - (e) No Change. These Sections shall remain in effect as set forth in the Consulting Agreement until the termination of this Extension.


         2.       COMPENSATION AND EXPENSES.

                  (a) NO CASH COMPENSATION; CESSATION OF VESTING OF OPTION; FURTHER AMENDMENT OF SECTION 8 OF EMPLOYMENT AGREEMENT WITH RESPECT TO SEVERANCE PAY AND CONTINUED VESTING OF OPTION. Calypte will pay no cash amount to you for your services rendered under this Agreement. Instead, Calypte and you hereby agree, pursuant to Section 8 of the Employment Agreement dated as of October 28, 1998 between you and Calypte (the "EMPLOYMENT AGREEMENT"), that Section 7(d) of your Employment Agreement, which was amended pursuant to Section 2(a) of the Consulting Agreement, hereby is further amended to read as follows, effective as of the day before the Effective Date; except as herein amended, neither your Employment Agreement nor such options referred to in said section are amended:

                  "The Executive may voluntarily terminate his employment at any time beginning July 1, 1999, in which event he shall receive severance pay of Fifty-Five Thousand Dollars ($55,000.00). If in connection with the Executive's voluntary termination of employment hereunder, the Executive and the Company enter into a written agreement under which the Executive is to render consulting services to the Company, then from and after the date of such voluntary termination, vesting (exerciseability) of Executive's currently outstanding incentive stock option from the Company which was originally granted to Executive on October 27, 1998, for a total of 300,000 shares of Common Stock of the Company, originally vesting over a 24-month period beginning October 27, 1998, at the rate of 12,500 shares per month, will not cease and such option is hereby amended to provide that it shall continue after such termination date to vest (become exerciseable) at the rate of four thousand (4,000) shares at the end of each monthly anniversary of the date of such termination, through the earlier of the date of termination of such consulting agreement or the twelfth (12th) monthly anniversary of the date of such termination. Following the twelfth
         (12th) monthly anniversary of the date of such termination, the vesting of such option shall cease, even if Executive continues to render consulting services. In addition, if in connection with any other Calypte stock option plan or grant, other than a plan or grant provided to directors of Calypte, Executive has any obligation that requires Executive to exercise an option to purchase Calypte stock within a specific period of time, such period of time will not begin until the date of termination of the Extension to the Consulting Agreement with Calypte dated as of September 17, 2000."

John J. DiPietro
September 22 1999 [SIC]
Page 3


                  (b) No Change. This Section shall remain in effect as set forth in the Consulting Agreement until the termination of this Extension.

         Sections 3 - 6. NO CHANGE These Sections shall remain in effect as set forth in the Consulting Agreement until the termination of this Extension.

         7.       TERM OF SERVICE; TERMINATION; EFFECT OF TERMINATION.

                  (a) TERM OF SERVICE; TERMINATION. This Extension is for a period of twelve (12) months from and after the Effective Date, subject to earlier termination as provided in Section 7(b) hereof.

                  (b) & (c) No Change. This Section shall remain in effect as set forth in the Consulting Agreement until the termination of this Extension.

         Sections 8 & 9. NO CHANGE These Sections shall remain in effect as set forth in the Consulting Agreement until the termination of this Extension.

         We look forward to continuing to work with you, as a consultant, as part of our team for the success of Calypte.

                                    Sincerely,

                                    /s/ Nancy E. Katz
                                    --------------------------------------------
                                    Nancy Katz
                                    President, Chief Executive Officer and Chief
                                    Financial Officer

ACCEPTED AND AGREED:

/s/ John DiPietro
----------------------------------------------
         John J. DiPietro
Date signed:  October 25, 2000